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                                                                  EXHIBIT (C)(2)

[LETTERHEAD OF SBC WARBURG DILLON READ INC.]






                                                November 26, 1997


O'Reilly Automotive Inc.
P.O. Box 1156
233 S. Patterson
Springfield, MO 65801

Attention: Mr. David E. O'Reilly

Gentlemen:

     In connection with your consideration of a possible negotiated transaction by you or one or more of your affiliates (as the term "affiliate" is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")), involving Hi-Lo Automotive, Inc. (the "Company") (a "Transaction"), the Company, Dillon, Read & Co. Inc. ("Dillon Read"), acting as the Company's exclusive financial advisor in connection with the proposed Transaction, and their respective advisors and agents are prepared to make available to you certain information which is non-public, confidential or proprietary in nature.

     By execution of this letter agreement (the "Agreement"), you agree to treat confidentially all such information whether written or oral (the "Evaluation Material"), and to observe the terms and conditions set forth herein. You also agree that, subject to the fourth paragraph of this Agreement, prior to giving any of your directors, officers, employees, partners, affiliates, agents, advisors or representatives (hereinafter, "Representatives") access to any of the Evaluation Material, you shall require each such Representative to be bound by the terms of this Agreement to the same extent as if they were parties hereto. You further agree to be responsible for any breach of this Agreement by any of your Representatives.

     For purposes of the Agreement, Evaluation Material shall include, without limitation, all information, data, reports, analyses, compilations, studies, interpretations, projections, forecasts, records, and other materials (whether prepared by the Company, Dillon Read or otherwise and in whatever form maintained, whether documentary, computerized or

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otherwise), regardless of the form of communication, that contain or otherwise reflect information concerning the Company that you or your Representatives may be provided by or on behalf of the Company or Dillon Read in the course of your evaluation of a possible Transaction. The term "Evaluation Material" shall also include all information, data, reports, analyses, computations, studies, interpretations, projections, forecasts, records, notes, memoranda, summaries or other materials in whatever form maintained, whether documentary, computerized or otherwise, whether prepared by you or your Representative or others, that contain or otherwise reflect or are based upon, in whole or in part, any such Evaluation Material or that reflect your review of, or interest in, all or any portion of the Company (the "Notes"). This Agreement shall be inoperative as to those particular portions of the Evaluation Material (i) become generally available to the public other than as result of disclosure by you or any of your Representatives, (ii) were available to you on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, provided that the source of such information was not known by you or any of your Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its agents, advisors or representatives provided that the source of such information was not known by you or any of your Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material.

     You agree that you will not use the Evaluation Material for any purpose other than determining whether you wish to enter into or pursue a Transaction. You agree not to disclose or allow disclosure to others of any Evaluation Material; provided that, subject to the second paragraph of this Agreement. You may disclose Evaluation Material to your Representatives to the extent necessary to permit such Representatives to assist you in making the determination referred to in the prior sentence. You shall maintain a list of those of your Representatives to whom Evaluation Material has been disclosed (which list shall be presented to the Company upon request) and shall take all reasonable measures (including but not limited to court proceedings), at your sole expense, to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material. In furtherance of the foregoing, you agree that you will not use the Evaluation Material in any way directly or indirectly detrimental to the Company. In particular you agree that for a period of 12 months from the date of the signing of this Agreement you and your affiliates will not knowingly, as a result of knowledge or information obtained from the Evaluation Material or otherwise in connection with a possible Transaction; (i) divert or attempt to divert any business or customer of the Company or any of its affiliates; nor (ii) employ or attempt to employ or divert a managerial, professional or executive employee of the Company or any of its affiliates.


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     In addition, you agree that you will not make any disclosure (i) that you,
Dillon Read or the Company are having or have had discussions, or that you have received Evaluation Material from the Company or Dillon Read concerning a Transaction, (ii) that you are considering a possible Transaction or (iii) concerning any discussions related to a possible Transaction, including the status thereof, any termination thereof, any decision on your part to no longer consider any such Transaction or any of the terms, conditions or other facts with respect thereto; provided that you may make such disclosure if you have received the written opinion of your counsel that such disclosure must be made by you in order that you not commit a violation of law and, prior to such disclosure, you promptly advise and consult with the Company and its legal counsel concerning the information you propose to disclose. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding with any person regarding a possible Transaction. The term "person" as used in this letter shall be broadly interpreted to include, without limitation, the media and any corporation, partnership, group, individual or other entity.

     Although the Company and Dillon Read have endeavored to include in the Evaluation Material information known to them which they believe to be relevant for the purpose of your investigation, you understand and agree that none of the Company, Dillon Read or any of their affiliates, agents, advisors or representatives (i) have made or make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or
(ii) shall have any liability whatsoever to you or your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

     Without limiting the generality of the immediately preceding paragraph, the Evaluation Material may include certain statements, estimates and projections provided by the Company with respect to the anticipated future performance of the Company. Such statements, estimates and projections reflect various assumptions made by the Company concerning anticipated results, which assumptions may or may not prove to be correct. No representations are made as to accuracy of such assumptions, statements, estimates or projections, including the budget. The only information that will have any legal effect will be specifically represented in a definitive purchase agreement; in no event will such definitive agreement contain any representation as to any projections.

     In the event that you or anyone to whom you transmit any Evaluation Material in accordance with this Agreement are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, you will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive


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compliance with the provisions of this Agreement, and you will cooperate with the Company to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, you (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, in the written opinion of your counsel, is legally required to be disclosed. It is further agreed that, if in the absence of a protective order you (or such other persons to whom such request is directed) are nonetheless legally compelled to disclose such information, you may make such disclosure without liability hereunder, provided that you give the Company notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company's request, use your best efforts to obtain assurances that confidential treatment will be accorded to such information and, provided further, that such disclosure was not caused by and did not result from a previous disclosure by you or any of your Representatives not permitted hereunder.

     If you decide that you do not wish to proceed with a Transaction, you will promptly notify Dillon Read of that decision. In that case, or if the Company shall elect at any time to terminate further access by you to the Evaluation Material for any reason, you will within five business days return to us all copies of the Evaluation Material in the possession of you or your affiliates or your Representatives, will destroy all Notes and will further deliver to Dillon Read and the Company a certificate executed by one of your duly authorized executive officers indicating that the requirements of this sentence have been satisfied in full. Notwithstanding the return or destruction of Evaluation Material and Notes, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

     You hereby acknowledge that you are aware that the securities laws of the United States prohibit any person who has material, non-public information concerning the Company or a possible Transaction involving the Company from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

     You understand that (i) the Company and Dillon Read shall conduct the process for a possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right to reject or accept any potential buyer, proposal or offer, for any reason whatsoever in its sole discretion, and (iv) neither you nor any of your Representatives shall have any claims whatsoever against the Company or Dillon Read or any of their respective directors, officer, stockholders, owners, affiliates or agents arising out or relating to

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the Transaction (other than those against the parties to a definitive agreement with you in accordance with the terms thereof).

     It is further understood and agreed that Dillon Read will arrange for appropriate contacts for due diligence. It is also understood and agreed that all (i) communications regarding a possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed exclusively to Dillon Read, and that none of you or your Representatives who are aware of the Evaluation Material and/or the possibility of a Transaction will initiate or cause to be initiated any communication with any director, officer or employee of the Company concerning the Evaluation Material or a Transaction.

     You agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to any Transaction, other than as specifically set forth herein.

     You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive, and to use your best efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that you or any of your Representatives have breached this Agreement, you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom.

     The Company reserves the right to assign its rights, powers and privileges under this Agreement (including, without limitation, the right to enforce the terms of this letter agreement) to any person who enters into a Transaction.

     All modifications of, waivers of and amendments to this Agreement or any part hereof must be in writing signed on behalf of you and the Company or by you and Dillon Read, as agent for the Company. You acknowledge that the Company is intended to be benefited by this Agreement and that the Company shall be entitled, either alone or together with Dillon Read, to enforce this Agreement and to obtain for itself the benefit of any remedies that may be available for the breach hereof.

     It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof

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nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

     In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to fullest extent permitted by applicable law.

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

     If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.



                                         Very truly yours,



                                         Hi-Lo Automotive, Inc.


By: /s/ Jonathan Weintraub               By: /s/ William P. Powell
    -----------------------------            ---------------------------
    Jonathan Weintraub                       William P. Powell
    Executive Director                       Managing Director
    SBC Warburg Dillon Read                  SBC Warburg Dillon Read

Agreed and Accepted:

By: /s/ David O'Reilly
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Title: President
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Date:  11/28/97
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